UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2003

Date of Filing: June 5, 2003

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE, Bothell, Washington	98021
(Address of principal executive offices)	(Zip Code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Item 5.    Other Events and Required Regulation FD Disclosure.

Seattle Genetics, Inc. (“Seattle Genetics”) previously announced that it has entered into a definitive securities purchase agreement for the sale of $41 million of Series A convertible preferred stock and warrants to purchase common stock in a private placement, which is subject to stockholder approval and other customary closing conditions.

On June 2, 2003, after discussions with The Nasdaq National Market, Seattle Genetics and the requisite purchasers under the definitive agreement agreed to amend the securities purchase agreement to modify the rights of the Series A convertible preferred stock to vote on an as-converted basis with the common stock on all matters other than election of directors. Previously, the Series A convertible preferred stock was entitled to one vote for each share of common stock into which such Series A convertible preferred stock was then convertible. Pursuant to the amendment, the Series A convertible preferred stock will be entitled to 0.93 votes for each share of common stock into which such Series A convertible preferred stock is then convertible. This modification does not affect the number of shares of common stock into which each share of Series A convertible preferred stock is convertible, which remains at a 1 to 10 ratio. Additionally, each share of common stock issued upon conversion of Series A convertible preferred stock will still be entitled to one vote.

This modification is designed to ensure compliance with The Nasdaq National Market’s voting rights rules for convertible securities. The revised form of Certificate of Designations of Series A Convertible Preferred Stock reflecting these amended voting rights is attached hereto as Exhibit 3.1 and replaces the previously filed form of Certificate of Designations.

The preceding description of the private placement and the transactions contemplated thereby is qualified in its entirety by reference to the terms of the definitive documents filed as exhibits hereto and to Seattle Genetics Current Report on Form 8-K filed on May 15, 2003 and incorporated by reference herein and therein.

Item 7.    Financial Statements and Exhibits

(c)  Exhibits.

3.1	Form of Certificate of Designations of Series A Convertible Preferred Stock

10.1

Amendment No. 2 dated as of June 2, 2003 to Securities Purchase Agreement dated as of May 12, 2003 by and among Seattle Genetics, Inc. and the purchasers of Series A Convertible Preferred Stock and Warrants named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEATTLE GENETICS, INC. (Registrant)

Date: June 4, 2003	By:	/s/ CLAY B. SIEGALL
Clay B. Siegall President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

3.1	Form of Certificate of Designations of Series A Convertible Preferred Stock

10.1

Amendment No. 2 dated as of June 2, 2003 to Securities Purchase Agreement dated as of May 12, 2003 by and among Seattle Genetics, Inc. and the purchasers of Series A Convertible Preferred Stock and Warrants named therein